Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated December 9, 2015

Relating to Preliminary Prospectus Supplement dated December 9, 2015

Registration Statement No. 333-204766

NEWS RELEASE

Parsley Energy Announces Midland Basin Acquisition

AUSTIN, Texas, December 9, 2015—(BUSINESS WIRE)— Parsley Energy, Inc. (NYSE: PE) (“Parsley Energy” or the “Company”) today announced that it has entered into an agreement to acquire certain undeveloped acreage and producing oil and gas properties located adjacent to the Company’s existing operating areas in Upton, Reagan, and Glasscock Counties, Texas for an aggregate purchase price of $148.5 million in cash (subject to customary purchase price adjustments).

Acquisition Highlights

•	238 net horizontal drilling locations across 5,274 net surface acres in the Company’s core operating area

•	Estimated net production of approximately 1,000 barrels of oil equivalent per day during the month of November from three producing horizontal wells. Acquisition also includes one drilled horizontal well that is anticipated to be completed by the seller prior to the closing of the transaction, scheduled for early January 2016.

•	High average working interest of 87% and low average royalty burden of 20%

•	100% operated at close with no obligation to develop for two years

•	Infrastructure in place to support ongoing horizontal drilling operations

About Parsley Energy, Inc.

Parsley Energy, Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and natural gas reserves in the Permian Basin in West Texas. For more information, visit our website at www.parsleyenergy.com.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Parsley Energy’s expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Parsley Energy’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Parsley Energy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Parsley Energy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in our filings with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2014, and our subsequent Quarterly Reports on Form 10-Q. The risk factors and other factors noted in our SEC filings could cause our actual results to differ materially from those contained in any forward-looking statement.

Contact Information

Brad Smith, Ph.D., CFA

Parsley Energy, Inc.

Vice President, Corporate Strategy and Investor Relations

or

Stephanie Reed

Investor Relations Manager

ir@parsleyenergy.com

(512) 505-5199

Source: Parsley Energy, Inc.

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